UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2010

ESTATE COFFEE HOLDINGS CORP.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Portage Avenue, CanWest Place Suite 1680, Winnipeg MB, Canada	R3B 3K6
(Address of principal executive offices)	(Zip Code)

(876) 428-4309
Registrant’s telephone number, including area code

565 Silvertip Road, Canmore AB, T1W 3K8
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2010, Kelly Warrack, Chief Financial Officer and Secretary-Treasurer of Estate Coffee Holdings Corp. (the “Company”), informed the Board of Directors of the Company that he was resigning as an officer  and director of the Company effective immediately.  Mr. Warrack did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In addition, on July 26, 2010, David Wehrhahn, the President of the Company, informed the Board of Directors of the Company that he was resigning as an officer and director of the Company effective immediately.  Mr. Wehrhahn did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On  July 26 2010, the Company appointed Errol Gillespie to serve as President, Chief Financial Officer and Secretary-Treasurer effective July 26, 2010.  Mr. Gillespie, age 46, is a native of the Jamaican Blue Mountain region and has extensive background in coffee farming and distribution.  Mr. Gillespie has been employed since April of 2005 with Maines Paper and Food Services working in transportation and logistics.  He has been on a leave of absence from Maines since August of 2009.  During his leave of absence he has been president of Jamaica Estate Coffee Holdings Ltd., a private company incorporated in Jamaica.  He has held this position since August of 2009.  Mr. Gillespie graduated from Elim Agricultural School in 1984 with a Bachelor of Science in Agriculture Science.

There was no arrangement or understanding between Mr. Gillespie and any other persons pursuant to which Mr. Gillespie was appointed President, Chief Financial Officer and secretary-Treasurer and there are no related party transactions between Mr. Gillespie and the Company.  There is no family relationship between Mr. Gillespie and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Estate Coffee Holdings Corp.
August 2, 2010	By: /s/ Errol Gillespie
Errol Gillespie Director